Press Release                                                                UPC



         UNITED PAN-EUROPE COMMUNICATIONS N.V. ANNOUNCES COURT APPROVAL
            OF DISCLOSURE STATEMENT AND COMMENCEMENT OF SOLICITATION
                   PROCESS FOR VOTING ON ITS RECAPITALISATION


Amsterdam, January 8, 2003 - In connection with its ongoing restructuring, United Pan-Europe Communications N.V., the financial holding company of the UPC group ("UPC") (EURONEXT Amsterdam: UPC), today announces that, on January 7, 2003, the United States court approved the disclosure statement filed on December 3, 2002 (as amended on December 23, 2002 and amended and supplemented at the US court hearing) in UPC's Chapter 11 case and UPC may now begin soliciting acceptances for its proposed recapitalisation.

Creditors and shareholders of UPC as of January 7, 2003 will be entitled to vote on UPC's US Chapter 11 plan of reorganisation, and creditors of UPC as of January 7, 2003 will be entitled to submit their claims to the Dutch Administrator to vote on the plan of composition (Akkoord) in UPC's moratorium proceeding in the Netherlands. UPC expects to mail the approved disclosure statement and related ballots on or before January 13, 2003.

Final ballots for voting on the Chapter 11 plan are due by 5:00 PM EST on February 14, 2003. In UPC's moratorium proceedings in the Dutch court, creditors of UPC must also submit their claims to the Dutch Administrator by February 14, 2003. The confirmation hearing on the Chapter 11 plan of reorganisation is scheduled for February 20, 2003. The UPC creditors' meeting on the Dutch Akkoord is scheduled for February 28, 2003.

UPC is also pleased to announce that the creditors' committee has expressed its support for the company's recapitalisation and has issued a letter to the company's unsecured creditors supporting the recapitalisation and recommending approval of the proposed restructuring.

UPC believes that the approval of the disclosure statement is an important milestone in the company's recapitalisation process and continues to anticipate that the moratorium process in the Dutch court and the Chapter 11 process in the United States court will be completed by the end of the first quarter 2003.

A copy of all SEC filings relating to UPC's Chapter 11 and the moratorium process may be found through the recapitalisation section of the UPC web site at www.upccorp.com.

United Pan-Europe Communications N.V. is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UPC provides television, Internet access, telephony and programming services. UPC's shares are traded on Euronext Amsterdam Exchange (UPC) and in the United States on the Over The Counter Bulletin Board (UPCOY.OB). UPC is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA)

On September 30, 2002, UPC publicly announced that UPC, UGC, the members of the Bondholder Committee and New UPC, Inc. ("New UPC"), a newly-formed U.S. company that will become the holding company for UPC, had entered into a restructuring agreement intended to substantially delever UPC's consolidated balance sheet through a judicially supervised conversion of UPC's outstanding indebtedness under its Senior Notes and Senior Discount Notes and the Belmarken Notes into new common stock of New UPC (the "Recapitalisation"). Under the Recapitalisation, the holding company, UPC N.V., will become a substantially or wholly owned subsidiary of New UPC.

NOTE: Except for historical information contained herein, this release contains forward looking statements based upon management's beliefs, as well as assumptions made by and data currently available to management. These forward looking statements are based on a variety of assumptions that may not be realised and are subject to significant business, economic, judicial and competitive risks and uncertainties, many of which are beyond UPC's control. These risks and uncertainties could cause actual events and UPC's liquidity, capital resources, financial condition and results of operations to differ materially from those expressed or implied by these statements. These risks and uncertainties include, but are not limited to, UPC's ability to continue as a going concern, UPC's ability to restructure its outstanding indebtedness on a satisfactory and timely basis, UPC's ability to develop, confirm and consummate the plan of reorganization under the US bankruptcy code and the Akkoord under the Dutch bankrupty code, any ramifications of any restructuring, risks associated with third parties taking actions inconsistent with, or detrimental to, the consummation of the Plan and the Akkoord, potential adverse developments with respect to UPC's financial condition, liquidity, cashflows or results of operations, the acceptance and continued use by subscribers and potential subscribers of UPC services, changes in the technology and competition, UPC's ability to achieve expected operational efficiencies and economies of scale and UPC's ability to generate expected revenue and achieve assumed margins, as well as other factors detailed from time to time in UPC's filings with the US Securities and Exchange Commission.





For further information please contact:

UPC Investor Relations                            UPC Corporate Communications
+ 44 (0) 207 647 8233                             + 31 (0) 20 778 9447
Email: ir@upccorp.com                             Email: CORPCOMMS@UPCCORP.COM

Lazard                                            Citigate First Financial
Richard Stables                                   Carina Hamaker
+ 44 (0) 20 7588 2721                             + 31 (0) 20 575 40 10

                                                  Citigate Dewe Rogerson
                                                  Toby Moore
                                                  + 44 (0) 20 7638 9571

Also, please visit www.upccorp.com for further information about UPC